EXHIBIT 1

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (“Modification Agreement”) by and between Montgomery Equity Partners, Ltd. (“Montgomery”) and Connected Media Technologies, Inc. (“CMT”) is entered into and is effective as of the — day of February, 2007.

WITNESSETH:

WHEREAS, on January 3 I, 2006, Montgomery and CMT entered into that certain Securities Purchase Agreement (“SPA”) which provided for the issuance of secured convertible debentures to Montgomery in the aggregate principal amount of $ __________(a copy of the SPA is attached hereto as Exhibit A) and

WHEREAS, on January 3 I, 2006, to secure CMT’s obligations to Montgomery, Montgomery and CMT entered into that certain Amended and Restated Security Agreement (“Security Agreement”), which provided Montgomery with, among other things, a first position security interest in CMT’s assets (a copy of the Security Agreement is attached hereto as Exhibit B) and

WHEREAS, on each of January —, 2006, _____________, and _____________ CMT issued to Montgomery secured convertible debentures in the principal sums of ___________, ___________, and ___________ respectively (collectively, the “Secured Convertible Debentures”) a copy of each Secured Convertible Debenture is attached hereto as Exhibit C, D, and E respectively); and

WHEREAS, the parties desire to modify certain provisions of the SPA, the Security Agreement, and the Secured Convertible Debentures (collectively, the “Loan Documents”), so as to extend the maturity dates of the Secured Convertible Debentures and to amend and restate the terms of redemption for all of the debt owed by CMT to Montgomery;

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Montgomery and CMT agree as follows:

1. Recitals. To the best knowledge of CMT and Montgomery, the recitals set forth above are agreed to be true and correct in all material respects.

2. Acknowledgment of Debt. CMT acknowledges that, to the best of its knowledge, there are no claims, demands, offsets or defenses at law or in equity that would defeat or diminish Montgomery’s right to collect the indebtedness evidenced by the Secured Convertible Debentures, and to proceed to enforce the rights and remedies available to Montgomery as provided in the Loan Documents, all in accordance with the applicable terms.

3. (RESERVED)

4. Restated Maturity Dates. Notwithstanding anything to the contrary contained in the Loan Documents, the Maturity Date of each Secured Convertible Promissory Note is hereby changed to June30, 2007. Interest shall continue to accrue on the outstanding principal balance of each Secured Convertible Promissory Note at an annual rate equal to fourteen percent (14%), and shall become due and payable together with all outstanding principal on the Maturity Date.

5. Restated Redemption Price. Notwithstanding anything to the contrary contained in the Loan Documents, for a period commencing on the date of this Modification Agreement and continuing through September_, 2007 (“Redemption Period.”), CMT will have the right to redeem all (or any portion) of the amounts owed to Montgomery prior to the Maturity Date with a lump-sum payment consisting of: (a) a cash payment of One Million Dollars $ i,oO0,0o~ and (b) continuation of the Convertible Promissory note in the amount of six hundred severity eight thousand dollars ($678,000) (items 5(a) and 5(b) being collectively referred to as the “Restated Redemption Price”), the foregoing Restated Redemption Price to be adjusted proportionately in the case of any partial payment. The cash payment of One Million Dollars ($1,000,000) shall be applied to the notes dated January 31, 2006, July 14, 2006 and August 31, 2006 in the amounts of $400,000, $300,000 and $300,000 respectively. Upon receipt of the One Million Dollar payment Montgomery shall release any and all liens and encumbrances it may hold on any and all assets of CIv1T and the terms and conditions of the Security Agreement shall be deemed to have been met. The remaining Convertible Promissory Note for six hundred seventy eight thousand dollars ($678,000) shall be unsecured and represents the original amounts loaned to CMT in April and June 2005 plus fees and interest. Nothing herein shall be interpreted to alter CMT’S obligation to make payment of any Redemption Premium, or other fee payable upon redemption, in connection with the Secured Convertible Debentures the Secured Convertible Promissory Notes. Notwithstanding the foregoing, the remaining convertible note for $678,000 shall be subject to the following conditions:

a) HOLD BACK PERIOD. For a period commencing on the date of the cash payment of $1,000,000 (“Redemption Date”) and continuing for ninety (90) days thereafter, Montgomery shall not convert or sell any shares underlying the $678,000 note.

b) CONVERSION & SELLING PROVISIONS. Commencing at the end of the Hold Back Period (on the date ninety (90) days from the Redemption Date above), Montgomery may convert and sell shares underlying the $678,000 note in amounts not to exceed fifty six thousand five hundred dollars ($56,500) per calendar month, for a period of twelve (12) months thereafter. At the end of this 12 month period, should any amounts remain under the $678,000 convertible note, Montgomery shall have the right to convert and sell shares underlying the remaining amounts at its discretion and without restriction. Cash payments will be allowed to offset the monthly conversion of shares any time the 10 consecutive day VWAP is less than .0125, all Cash payments must comply with the Redemption Premium, or other fee payable upon redemption, in connection with the Secured Convertible Debentures the Secured Convertible Promissory Notes. All payments must be made in full on the 1st of every month.

6. Release of Liens and Disbursement of Escrow. Upon payment of the full Restated Redemption Price, all of CMT’s obligations to Montgomery will deemed “paid in full” and Montgomery will: (a) cancel and deliver to CMT all of the Secured Convertible Notes except for the remaining unsecured note for $678,000 as stated in paragraph 5 above; (b) release and discharge all liens and claims against CMT and its affiliates; (c) release to CMT the sixty-million (60,000,000) shares of CMT’s common stock currently held in escrow pursuant to that certain Amended and Restated Pledge and Escrow Agreement, dated January 31, 2006, by and among Montgomery, CMT, and David Gonzalez, as Escrow Agent; and (d) execute and deliver any other additional documents reasonably requested by CMT to evidence the complete payment and discharge of all obligations of CMT to Montgomery.

7. Conversion Price and Adjustments to Conversion Price. Upon execution of this Agreement, the Conversion Price (as that term is defined in the Secured Convertible Debentures the Secured Convertible Promissory Notes) shall be changed to $0.01. This provision shall be applicable to all Secured Convertible Debentures and Secured Convertible Promissory Notes. The discount on the Conversion Price shall change to sixty percent (60%) of the Lowest Bid Price of the Common Stock during the ten (10) trading days immediately preceding the Conversion Date as quoted by Bloomberg, LP.

8. Warrants. Upon payment of the full Restated Redemption Price, CMT will issue to Montgomery a warrant to purchase 10% of the outstanding Secured Convertible Debentures the Secured Convertible Promissory Notes) on June 3O~’ 2007 in shares of CMT’s common stock. The warrant will have an exercise price equal to one cent ($0.01). The warrant will have a seven year maturity date, and demand Registration Rights.. All outstanding Warrants shall be reset to par .0001 on the date which this document is signed.

9. No other modifications. Except as specifically modified herein, the terms of the Loan Documents shall remain unchanged and in full force and effect; provided, however, the Loan Documents shall be deemed automatically reformed so as to reflect the changes contained herein

10, Ratification and Reaffirmation. CMT hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Documents, and confirms the validity of all amounts due and payable to Montgomery under the Loan Documents, and acknowledges that, as of the date hereof, it has no defenses against any of its obligations to Montgomery under the Loan Agreements. Montgomery’s agreement to modify the existing Loan Documents pursuant to this Loan Modification Agreement shall in no way obligate it to make any future modifications to the Loan Documents.

11. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed o have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (I) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:               Connected Media Technologies, Inc.
80 Southwest 8th Street, Suite 2230
Miami, Florida 33130
Attention: Jeffrey W Sass, CEO
Telephone: (786) 425-0028
Facsimile: (786) 425-0067

With a copy to:                   McLaughlin & Stern LLP
260 Madison Avenue
New York, New York 10016
Attention: David W. Sass, Esq.
Telephone: (212) 448-1100

If to the Montgomery:               Montgomery Equity Partners, Ltd.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07303
Attention: Liam Cox
Telephone: (201) _____________

With a copy to:                   David Gonzalez, Esq.
101 Hudson Street - Suite 3700
Jersey City, NJ 07302
Telephone: (201) 985-8300
Facsimile: (201) 985-8266

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice.

11, Counterparts. This Loan Modification Agreement may be executed in army number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12. Governing Law. This Loan Modification Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws thereof. Bach of the parties consents to the jurisdiction of the Superior Courts of the State of New Jersey sitting in Hudson County, New Jersey and the U.S. District Court for the District of New Jersey sitting in Newark, New Jersey in connection with any dispute arising under this Loan Modification Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

13. Entire Agreement. This Loan Modification Agreement, in addition to the Loan Documents, represent the entire agreement of the parties and supersedes all prior oral and written communications with respect to the subject matter contained herein, if there is any conflict between this Loan Modification Agreement and the Loan Documents, this Loan Modification Agreement shall prevail. No amendment of this Loan Modification Agreement shall be valid unless it is in writing and is signed by all parties.

14.. Filing: CMT shall file its annual report with the SEC for fiscal year 2006 on Form 10-K no later than 4:00 pm EST March 31, 2007 or by the first two week extension. CMT shall comply with all other legal requirements regarding periodic reporting, including compliance with the due dates for such reports. Failure to so comply shall constitute an event of default by CMT under the Secured Convertible Debentures and this Agreement,

15. Transfer Agent: CMT shall retain a transfer agent recommended by Montgomery within five (5) business days of tile execution of this document. Montgomery shall provide its recommendation to CMT promptly after execution of this Agreement. Failure by CMT to retain such transfer agent shall constitute an event of default under the Secured Convertible Debentures and this Agreement.

16. Consultant: Montgomery shall have the right to enlist the services of consultants or advisors to assist it in analysis and other consideration of the business of CMT. CMT shall permit such consultants or advisors with such access to Company premises and information as Montgomery shall reasonably request. Failure to permit such access by CMT shall constitute an event of default under the Secured Convertible Debentures and this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Loan Modification Agreement as of the date first above written.

MONTGOMERY CAPITAL  CONNECTED MEDIA
PARTNERS, LTD.  TECHNOLOGIES, INC.

By: /s/ Mark Angelo  By: /s/ Jeffrey W. Sass
Name: Mark Angelo  Name: Jeffrey W. Sass
Title: Portfolio Manager  Title: Chief Executive Officer

[Signature Page to Loan Extension Agreement]